Exhibit 99.1

O-I Appoints New Board Member

Toledo, Ohio, August 19, 2005 — Owens-Illinois, Inc., (NYSE: OI) today announced that Albert P.L. Stroucken has been appointed to serve on the Company’s Board of Directors, effective August 19, 2005.

Mr. Stroucken will serve on the Compensation Committee and Nominating/ Corporate Governance Committee. He has been appointed to fill the vacancy created by the early retirement from the Board of James H. Greene, Jr.  Mr. Stroucken’s term will expire May 2007.

Since 1999, Mr. Stroucken has served as a Chairman of the Board of H.B. Fuller Company, and as president and CEO since 1998.  H.B. Fuller Company manufactures adhesives, sealants, coatings, paints and other specialty chemical products.   Prior to joining H.B. Fuller, he was general manager of the Inorganics division of Bayer AG, after serving as executive vice president and president of the Industrial Chemicals division of the Bayer Corporation from 1992 through 1997.  He joined Bayer AG in Leverkusen, Germany, in 1969.

Mr. Stroucken is a member of the Board of Directors of Baxter International, Inc., a medical devices, pharmaceuticals and biotechnology company.  He also serves on the Board of Directors for the H.B. Fuller Company Foundation and the Twin Cities United Way.

“Al is a great addition to the O-I Board,” said Steve McCracken, O-I chairman and chief executive officer.  “He brings a strong international perspective, as well as significant global operational leadership experience.”

About O-I

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has more than 100 manufacturing facilities in 23 countries.  In 2004, annual revenues were $6.2 billion.  For more information, visit http://www.o-i.com.

CONTACT:   O-I, Kelley Yoder, 419-247-1388

Copies of O-I news releases are available at the O-I web site at http://www.o-i.com; or at http://www.prnewswire.com.